EXHIBIT 10.6

EMPLOYMENT AGREEMENT

This Employment Agreement (the “Agreement”) is made and entered into effective as of May 1, 2003 by and between Jung Ho (John) Shin (the “Employee”) and Cymer, Inc., a Nevada corporation (the “Company”).

RECITALS

A.                                   The Company may from time to time need to address the possibility of an acquisition transaction or change of control event.  The Board of Directors of the Company (the “Board”) recognizes that such events can be a distraction to the Employee and can cause the Employee to consider alternative employment opportunities.  The Board has determined that it is in the best interests of the Company and its stockholders to assure that the Company will have the continued dedication and objectivity of the Employee, notwithstanding the possibility, threat or occurrence of a Change of Control (as defined below) of the Company, although no such Change of Control is now contemplated.

B.                                     The Board believes that it is in the best interests of the Company and its stockholders to provide the Employee with an incentive to continue his employment and to motivate the Employee to maximize the value of the Company upon a Change of Control for the benefit of its stockholders.

C.                                     The Board believes that it is imperative to provide the Employee with certain benefits upon a Change of Control and, under certain circumstances, upon termination of the Employee’s employment in connection with a Change of Control, which benefits are intended to provide the Employee with financial security and provide sufficient incentive and encouragement to the Employee to remain with the Company notwithstanding the possibility of a Change of Control.

D.                                    To accomplish the foregoing objectives, the Board has directed the Company, upon execution of this Agreement by the Employee, to agree to the terms provided herein.

E.                                      Certain capitalized terms used in this Agreement are defined in Section 7 below.

AGREEMENT

In consideration of the mutual covenants herein contained, and in consideration of the continuing employment of the Employee by the Company, the parties agree as follows:

1.                                      Duties and Scope of Employment.  The Company shall employ the Employee in the position of Executive Vice President, Semiconductor Manufacturing Solutions Business Unit as

such position has been defined in terms of responsibilities and compensation as of the effective date of this Agreement; provided, however, that the Board shall have the right, at any time prior to the occurrence of a Change of Control, to revise such responsibilities and compensation as the Board in its discretion may deem necessary or appropriate.  The Employee shall comply with and be bound by the Company’s operating policies, procedures and practices from time to time in effect during his employment.  During the term of the Employee’s employment with the Company, the Employee shall continue to devote his full time, skill and attention to his duties and responsibilities, and shall perform them faithfully, diligently and competently, and the Employee shall use his best efforts to further the business of the Company and its affiliated entities.

2.                                      Base Compensation.  The Company shall pay the Employee as compensation for his services a base salary at the annualized rate of $240,000.00 (“Base Compensation”).  Such salary shall be paid periodically in accordance with normal Company payroll practices.  The Board or the Compensation Committee of the Board shall review the base salary of the Employee according to normal Company practice, but no less frequently than annually, and may in its discretion increase but not decrease the base salary below the amount specified in this agreement.

3.                                      Annual Incentive.  Beginning with the Company’s current fiscal year and for each fiscal year thereafter during the term of this Agreement, the Employee shall be eligible to receive an annual bonus under the Company’s annual incentive plan (the “Annual Incentive”) based upon performance targets approved by the Compensation Committee of the Board (the “Target Incentive”) in its sole discretion.  The Annual Incentive payable hereunder shall be payable in accordance with the Company’s normal practices and policies.

4.                                      Employee Benefits.  The Employee shall be eligible to participate in the employee benefit plans and executive compensation programs maintained by the Company applicable to other key executives of the Company, including (without limitation) retirement plans, savings or profit-sharing plans, stock option, incentive or other bonus plans, life, disability, health, accident and other insurance programs, paid vacations, and similar plans or programs, subject in each case to the generally applicable terms and conditions of the applicable plan or program in question and to the sole determination of the Board or any committee administering such plan or program.

5.                                      Employment Relationship.  The Company and the Employee acknowledge that the Employee’s employment is and shall continue to be at-will, as defined under applicable law.  If the Employee’s employment terminates for any reason, the Employee shall not be entitled to any payments, benefits, damages, awards or compensation other than as provided by this Agreement, or as may otherwise be available in accordance with any Company plan or policy approved by the Board.

6.                                      Termination Benefits.

(a)                                  Subject to Sections 8 and 9 below, in the event the Employee’s employment terminates as a result of an Involuntary Termination other than for Cause upon or within eighteen (18) months after a Change of Control, then the Employee shall be entitled to receive severance and other benefits as follows:

(i)                                    Pay Continuation.  The Employee shall be entitled to monthly payments equal to the Employee’s monthly Base Compensation as in effect immediately prior to the Change of Control plus one-twelfth (1/12) of the average of the annual bonus amount paid to the Employee with respect to the three previous calendar years.  Such monthly amounts shall be paid according to the normal payroll practice of the Company for 12 months following the date of termination (the “Termination Period”).

(ii)                                Annual Incentive.  The Employee shall be entitled to receive a percentage of the Employee’s Target Incentive for the calendar year in which such termination occurs. Such percentage shall equal a fraction, the numerator of which shall be the number of days in such calendar year up to and including the date of such termination and the denominator of which shall be the number of days in such calendar year.  Such amount shall be payable according to the normal practice of the Company with respect to the payment of bonuses.

(iii)                            Options.  The unvested portion of any stock option(s) held by the Employee under the Company’s stock option plans shall vest and become exercisable in full upon the date of such termination. Employee shall have one year from the date of such termination to exercise any vested options.

(iv)                               Medical Benefits. The Company shall reimburse the Employee for the cost of the Employee’s group health, vision and dental plan coverage in effect until the end of the Termination Period.  The Employee may use this payment, as well as any other payment made under this Section 6, for such continuation coverage or for any other purpose.  To the extent the Employee pays the cost of such coverage, and the cost of such coverage is not deductible as a medical expense by the Employee, the Company shall “gross-up” the amount of such reimbursement for all taxes payable by the Employee on the amount of such reimbursement and the amount of such gross-up.

(b)                                  In the event the Employee voluntarily resigns his employment with the Company within the 30-day period beginning one year after a Change of Control, the Employee shall receive the severance and other benefits set forth in Sections 6(a)(i)-(iv) above.

7.                                      Definition of Terms.  The following terms referred to in this Agreement shall have the following meanings:

(a)                                  Cause.  “Cause” shall mean any of the following: (i) any act of personal dishonesty taken by the Employee in connection with his responsibilities as an employee and intended to result in substantial personal enrichment of the Employee, (ii) conviction of a felony that is injurious to the Company, (iii) a willful act by the Employee which constitutes gross misconduct and which is injurious to the Company, or (iv) continued violations by the Employee of the Employee’s obligations under Section 1 of this Agreement after there has been delivered to the Employee a written demand for performance from the Company which describes the basis for the Company’s belief that the Employee has not substantially performed his duties.

(b)                                  Change of Control.  “Change of Control” shall mean the occurrence of any of the following events:

(i)                                    The acquisition by any “person” (as such term is used in Sections 13(d) and 14(d) of the Exchange Act) (other than the Company or a person that directly or indirectly controls, is controlled by, or is under common control with, the Company) of the “beneficial ownership” (as defined in Rule 13d-3 under said Act), directly or indirectly, of securities of the Company representing fifty percent (50%) or more of the total voting power represented by the Company’s then outstanding voting securities; or

(ii)                                A change in the composition of the Board of Directors of the Company occurring within a two-year period, as a result of which fewer than a majority of the directors are Incumbent Directors.  “Incumbent Directors” shall mean directors who either (A) are directors of the Company as of the date hereof, or (B) are elected, or nominated for election, to the Board of Directors of the Company with the affirmative votes of at least a majority of the Incumbent Directors at the time of such election or nomination (but shall not include an individual not otherwise an Incumbent Director whose election or nomination is in connection with an actual or threatened proxy contest relating to the election of directors to the Company); or

(iii)                            A merger or consolidation of the Company with any other corporation, other than a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) at least fifty percent (50%) of the total voting power represented by the voting securities of the Company or such surviving entity outstanding immediately after such merger or consolidation.

(c)                                  Disability.  “Disability” shall mean that the Employee has been unable to substantially perform his duties under this Agreement as the result of his incapacity due to physical or mental illness, and such inability, at least 26 weeks after its commencement, is determined to be total and permanent by a physician selected by the Company or its insurers and acceptable to the Employee or the Employee’s legal representative (such agreement as to acceptability not to be unreasonably withheld).

(d)                                  Exchange Act.  “Exchange Act” shall mean the Securities Exchange Act of 1934, as amended.

(e)                                  Involuntary Termination.  “Involuntary Termination” shall mean (i) without the Employee’s express written consent, the significant reduction of the Employee’s duties or responsibilities relative to the Employee’s duties or responsibilities in effect immediately prior to such reduction; provided, however, that a reduction in duties or responsibilities solely by virtue of the Company being acquired and made part of a larger entity (as, for example, when the Chief Financial Officer of Company remains as such following a Change of Control and is not made the Chief Financial Officer of the acquiring corporation) shall not constitute an “Involuntary Termination”; (ii) without the Employee’s express written consent, a substantial reduction, without good business reasons, of the facilities and perquisites (including office space and location) available to the Employee immediately prior to such reduction; (iii) without the Employee’s express written consent, a material reduction by the Company in the Base Compensation or Target Incentive of the Employee as in effect immediately prior to such reduction, or the ineligibility of the Employee to continue to participate in any long-term incentive plan of the Company; (iv) a material reduction by the Company in the kind or level of employee benefits to which the Employee is entitled immediately prior to such reduction with the result that the Employee’s overall benefits package is significantly reduced; (v) the relocation of the Employee to a facility or a location more than 50 miles from the Employee’s then present location, without the Employee’s express written consent; (vi) any purported termination of the Employee by the Company which is not effected for death or Disability or for Cause; or (vii) the failure of the Company to obtain the assumption of this agreement by any successors contemplated in Section 10 below.

8.                                      Limitation on Payments.

(a)                                  In the event that the severance and other benefits provided for in this Agreement or otherwise payable to the Employee (i) constitute “parachute payments” within the meaning of Section 280G of the Internal Revenue Code of 1986, as amended (the “Code”) and (ii) but for this Section 8 would be subject to the excise tax imposed by Section 4999 of the Code, then the Employee’s severance benefits under Section 6 shall be payable either (i) in full, or (ii) as to such lesser amount which would result in no portion of such severance benefits being subject to excise tax under Section 4999 of the Code, whichever of the foregoing amounts, taking into account the applicable federal, state and local income taxes and the excise tax imposed by Section 4999, results in the receipt by the Employee on an after-tax basis, of the greatest amount of severance benefits under this Agreement, notwithstanding that all or some portion of such severance benefits may be taxable under Section 4999 of the Code.

(b)                                  If a reduction in the payments and benefits that would otherwise be paid or provided to the Employee under the terms of this Agreement is necessary to comply with the provisions of Section 8(a), the Employee shall be entitled to select which payments or benefits will be reduced and the manner and method of any such reduction of such payments or benefits (including but not limited to the number of options that would vest under Section 6(b) subject to reasonable limitations (including, for example, express provisions under the Company’s benefit plans) (so long as the requirements of Section 8(a) are met).  Within thirty (30) days after the amount of any required reduction in payments and benefits is finally determined in accordance with the provisions of Section 8(c), the Employee shall notify the Company in writing regarding which payments or benefits are to be reduced.  If no notification is given by the Employee, the Company will determine which amounts to reduce.  If, as a result of any reduction required by Section 8(a), amounts previously paid to the Employee exceed the amount to which the Employee is entitled, the Employee will promptly return the excess amount to the Company.

(c)                                  Unless the Company and the Employee otherwise agree in writing, any determination required under this Section 8 shall be made in writing by the Company’s independent public accountants (the “Accountants”), whose determination shall be conclusive and binding upon the Employee and the Company for all purposes.  For purposes of making the calculations required by this Section 8, the Accountants may make reasonable assumptions and approximations concerning applicable taxes and may rely on reasonable, good faith interpretations concerning the application of Sections 280G and 4999 of the Code. The Company and the Employee shall furnish to the Accountants such information and documents as the Accountants may reasonably request in order to make a determination under this Section.  The Company shall bear all costs the Accountants may reasonably incur in connection with any calculations contemplated by this Section 8.

9.                                      Certain Business Combinations.  In the event it is determined by the Board, upon receipt of a written opinion of the Company’s independent public accountants, that the enforcement of any Section or subsection of this Agreement, including, but not limited to, Section 6(b) hereof, which allows for the acceleration of vesting of options to purchase shares of the Company’s common stock upon a termination in connection with a Change of Control, would preclude accounting for any proposed business combination of the Company involving a Change of Control as a pooling of interests, and the Board otherwise desires to approve such a proposed business transaction which requires as a condition to the closing of such transaction that it be accounted for as a pooling of interests, then any such Section of this Agreement shall be null and void, but only if the absence of enforcement of such Section would preserve the pooling treatment.  For purposes of this Section 9, the Board’s determination shall require the unanimous approval of the disinterested Board members.

10.                               Successors.

(a)                                  Company’s Successors.  Any successor to the Company (whether direct or indirect and whether by purchase, lease, merger, consolidation, liquidation or otherwise) to all or substantially all of the Company’s business and assets shall assume the obligations under this Agreement and agree expressly to perform the obligations under this Agreement in the same manner and to the same extent as the Company would be required to perform such obligations in the absence of a succession.  For all purposes under this Agreement, the term “Company” shall include any successor to the Company’s business and assets which executes and delivers the assumption agreement described in this Section 10(a) or which becomes bound by the terms of this Agreement by operation of law.

(b)                                  Employee’s Successors.  The terms of this Agreement and all rights of the Employee hereunder shall inure to the benefit of, and be enforceable by, the Employee’s personal or legal representatives, executors, administrators, successors, heirs, devisees and legatees.

11.                               Notice.  Notices and all other communications contemplated by this Agreement shall be in writing and shall be deemed to have been duly given when personally delivered or when mailed by U.S. registered or certified mail, return receipt requested and postage prepaid.  In the case of the Employee, mailed notices shall be addressed to him at the home address which he most recently communicated to the Company in writing.  In the case of the Company, mailed notices shall be addressed to its corporate headquarters, and all notices shall be directed to the attention of its Secretary.

12.                               Miscellaneous Provisions.

(a)                                  Waiver.  No provision of this Agreement shall be modified, waived or discharged unless the modification, waiver or discharge is agreed to in writing and signed by the Employee and by an authorized officer of the Company (other than the Employee).  No waiver by either party of any breach of, or of compliance with, any condition or provision of this Agreement by the other party shall be considered a waiver of any other condition or provision or of the same condition or provision at another time.

(b)                                  Whole Agreement.  No agreements, representations or understandings (whether oral or written and whether express or implied) which are not expressly set forth in this Agreement have been made or entered into by either party with respect to the subject matter hereof.

(c)                                  Choice of Law.  The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the State of California.

(d)                                  Severability.  The invalidity or unenforceability of any provision or provisions of this Agreement shall not affect the validity or enforceability of any other provision hereof, which shall remain in full force and effect.

(e)                                  Arbitration.  Any dispute or controversy arising out of, relating to or in connection with this Agreement shall be settled exclusively by binding arbitration in San Diego, California, in accordance with the National Rules for the Resolution of Employment Disputes of the American Arbitration Association then in effect.  Judgment may be entered on the arbitrator’s award in any court having jurisdiction.  The arbitrator shall: a) have the authority to compel adequate discovery for the resolution of the dispute and to award such relief as would otherwise be permitted by law; and (b) issue a written arbitration decision including the arbitrator’s essential findings and conclusions and a statement of the award.  Both the Employee and the Company shall be entitled to all rights and remedies they would have in a court of law.  The Company shall pay all fees in excess of those which will be required if the dispute were decided in a court of law.

(f)                                    No Assignment of Benefits.  The rights of any person to payments or benefits under this Agreement shall not be made subject to option or assignment, either by voluntary or involuntary assignment or by operation of law, including (without limitation) bankruptcy, garnishment, attachment or other creditor’s process, and any action in violation of this Section 12(g) shall be void.

(g)                                 Assignment by Company.  The Company may assign its rights under this Agreement to an affiliate, and an affiliate may assign its rights under this Agreement to another affiliate of the Company or to the Company; provided, however, that no assignment shall be made if the net worth of the assignee is less than the net worth of the Company at the time of assignment.  In the case of any such assignment, the term “Company” when used in a section of this Agreement shall mean the corporation that actually employs the Employee.

(h)                                 Counterparts.  This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together will constitute one and the same instrument.

IN WITNESS WHEREOF, each of the parties has executed this Agreement, in the case of the Company by its duly authorized officer, as of the day and year first above written.

COMPANY:	CYMER, INC.

By: /s/ Wallace E. Breitman

Title: Sr. Vice President, Human Resources and Administration

EMPLOYEE:	/s/ John Shin